<SEQUENCE>1
<FILENAME>nwk13G2006.txt

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			NETWORK EQUIPMENT TECHNOLOGIES
		CENTRAL INDEX KEY:			0000752431
		STANDARD INDUSTRIAL CLASSIFICATION:	COMPUTER COMMUNICATIONS EQUIPMENT [3576]
		IRS NUMBER:				942904044
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			0331

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:		1934 ACT
		SEC FILE NUMBER:	005-39132
		FILM NUMBER:		04554473

	BUSINESS ADDRESS:
		STREET 1:		6900 PASEO PADRE PARKWAY
		STREET 2:
		CITY:			FREEMONT
		STATE:			CA
		ZIP:			94555
		BUSINESS PHONE:		5107137300

	MAIL ADDRESS:
		STREET 1:		6900 PASEO PADRE PARKWAY
		STREET 2:
		CITY:			FREEMONT
		STATE:			CA
		ZIP:			94555

	FORMER COMPANY:
		FORMER CONFORMED NAME:
		DATE OF NAME CHANGE:

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			KCM INVESMENT ADV
		CENTRAL INDEX KEY:			0001109228
		STANDARD INDUSTRIAL CLASSIFICATION:	[ ]
		IRS NUMBER:				91-1756649
		STATE OF INCORPORATION:			CA
		FISCAL YEAR END:			1231


	FILING VALUES:
		FORM TYPE:		SC 13G/A

	BUSINESS ADDRESS:
		STREET 1:		300 DRAKE'S LANDING ROAD, #190
		CITY:			GREENBRAE
		STATE:			CA
		ZIP:			94904
		BUSINESS PHONE:		4154617788

	MAIL ADDRESS:
		STREET 1:		300 DRAKE'S LANDING ROAD, #190
		STREET 2:
		CITY:			GREENBRAE
		STATE:			CA
		ZIP:			94904
</SEC-HEADER>
<SEQUENCE>1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. N/A)

                           NETWORK EQUIPMENT TECHNOLOGIES
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    641208103
                   -------------------------------------------
                                 (CUSIP Number)


              			KCM INVESTMENT ADVISORS
				WILLIAM L. PRINCE
				300 DRAKE'S LANDING ROAD
				SUITE 190
				GREENBRAE, CA 94904
				415-461-7788
 ------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  FEBRUARY 10, 2006
                   -------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.466096104                    13G/A              PAGE 2 OF 6 PAGES
         ---------------------                          -----------------

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON)

		KCM INVESTMENT ADVISORS
		91-1756649
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          00
          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
	  ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
                               1,599,370 shares of Common Stock
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0 shares of Common Stock
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,599,370 shares of Common Stock
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0 Shares of Common Stock
                       --------------------------------------------------------

 (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,599,370 shares of Common Stock
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          6.40% Common Stock
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
          Registered Investment Advisor
          ---------------------------------------------------------------------

         ITEM 1. SECURITY AND ISSUER.

         This Schedule 13D relates to the common stock, par value $0.05 per share (the "Common Stock") of Network Equipment Technogies, Inc. a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 6900 Paseo Padre Parkway, Freemont CA 94555

         ITEM 2. IDENTITY AND BACKGROUND.
	KCM Investment Advisors, Registered Investor Advisor acting under the Advisors Act of 1940.

         (f) United States.

         ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

	All Securities reported in this schedule are or have been owned by advisory clients of KCM Investment Advisors. This statement is filed pursuant to Rule 13G/A and the party filing is an Investment advisor registered under the section 203 of the Investment Advisors Act of 1940. KCM disclaims direct beneficial ownership of all such securities. Each client has the right to receive dividends, and/or proceeds from the sale of securities. To the knowledge and information available to KCM at the date of this filing, the advisor acknowledges that no one client has an interest in 5% or more of the securities identified hereinabove.

         ITEM 4. PURPOSE OF TRANSACTION.

         ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER.

               (a) KCM is filing for and in behalf of 1,599,370 shares held
		cumulatively in investment advisory client account.

               (b) KCM is filing as indirect owner of th following
		number of shares of Common Stock with:

               Sole Voting Power: 1,599,370 shares of Common Stock

               Shared Voting Power: 0

               Sole Dispositive Power: 1,599,370 shares  of Common Stock

               Shared Dispositive Power: 0

         (c) N/A

         (d) N/A

         (e) N/A

         ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None

         ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                    /s/ WILLIAM L. PRINCE
                                    --------------------------------------------
                                    WILLIAM L. PRINCE

Date:   FEB 10, 2006
      ----------------